Exhibit 10.1

February 1, 2010

GLOBAL CROSSING

2010

Discretionary Incentive Bonus Program

This Program document is not a contract.

1. OVERVIEW:

The Discretionary Incentive Bonus Program (the “Program”) was established by Global Crossing Limited (together with its subsidiaries, the “Company”) to provide certain designated employees with the potential for an annual bonus opportunity. The Program is also intended to assist Global Crossing in its continuing efforts at attracting, retaining, and motivating qualified employees and aligning the interests of its employees toward the collective achievement of company objectives.

As applied to any particular employee, the Program shall be governed solely by this document and by the terms of the country-specific addendum for the country in which the employee is employed (the “Applicable Country-Specific Addendum”). The Applicable Country-Specific Addendum may vary the provisions and implementation of the Program provisions as deemed appropriate to conform with local laws, practices and procedures. In the event of a conflict between the terms of this document and the Applicable Country-Specific Addendum, the terms of the Applicable Country-Specific Addendum shall control.

This document and the Applicable Country-Specific Addendum should be read carefully.

2. PROGRAM ADMINISTRATION:

The Program shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), which shall have all powers and authority necessary for carrying out its duties under the Program. The Committee shall have the full power and authority to interpret and apply the provisions of the Program, to make any and all required determinations and calculations, and to decide with finality any and all other matters or disputes arising under the Program. To be clear, the Committee shall have the authority to exercise subjective discretion in all manners of determining payable final bonus award amounts, if any, to individual Participants under the Program. The bonus amount awarded, if any, for each individual Participant may be reduced or eliminated by the Committee in its sole discretion.

The Committee is empowered to delegate any or all responsibilities and discretions for Program administration to Company management, in accordance with such guidelines as the Committee may approve from time to time. Any reference herein to the “Committee” shall include such delegates to the extent of such delegation.

“Discretionary Adjustment Factor” means the authority of the Committee to adjust the Company’s total calculated Initial Bonus Pool upward or downward in its sole discretion and its commensurate authority to ultimately determine whether to award a bonus amount to any individual Participant and to reduce or eliminate the amount, if any, thereof based upon such objective and subjective factors as the Committee may deem appropriate in its sole discretion.

“Performance Criteria” mean those objective performance measures approved and utilized as guidelines in the Program by the Committee to determine the level of the Initial Bonus Award Pool, if any, which is always then subject to the Discretionary Adjustment Factor.

The Committee’s decisions and determinations as to any and all aspects of the Program and/or the application of its provisions shall be final and binding on all persons and/or entities concerned about or interested in the Program in any manner.

3. AMENDMENT AND MODIFICATION:

The Committee, in its sole discretion, at any time, without prior notice and without the consent of Participants, may suspend or terminate the Program in its entirety, or may terminate, suspend, modify, amend, or alter any or all of the Program’s provisions, in whole or in part, including by any method or in any manner adversely affecting Participant interests. No Participant individually, nor any group of Participants, nor any other person or group, shall hold or accrue any vested entitlement, legal or equitable claim, or contractual right, whatsoever, under the Program or regarding its administration or implementation, at any time before the actual completion of the distribution transactions of any funds or other awards that the Committee may ultimately determine are to be paid to Participants under the Program for a plan period.

4. ELIGIBILITY AND PARTICIPATION:

The designation of Employees as Participants under the Bonus Program shall be determined and approved by the Committee, in its sole discretion. No Employee at the Company nor any other individuals or groups will have any right or entitlement to be designated as a Participant in any program period or subsequently remain a Participant under the Program.

In order for any Employee to qualify for a potential payout under the Bonus Program, that Employee must first comply with all requirements of the Applicable Country-Specific Addendum, including any requirement to specifically acknowledge that even if the performance objectives are in fact achieved, the Committee may decide in its sole discretion to terminate or modify the Program, to make no payout under the Program, or to reduce, delay or impose conditions on any such payout. Each Employee further acknowledges that, except as otherwise required by applicable law, he or she is solely responsible for the payment of all taxes (or similar obligations) in respect of any award made under the Program and that in the event the Committee elects to make a payout in the form of Company stock that no guarantee is made by the Company as to the ability of such Employee to sell such stock or the price that may be received for it.

“Employee” means an employee of the Company.

“Participant” means an Employee who is selected by the Committee to participate in the Program.

All regular non-sales Employees that are actively employed and maintained on the Company payroll at the time of actual bonus payment distributions, if any, are eligible to participate in the Program. In addition, to be eligible, an employee must be in good standing (no disciplinary warnings or performance improvement plan) at the time of actual bonus payment distribution. The Committee, in its sole discretion, may designate which, if any, Employees will be considered Participants in the Program by individual, groups, specified job categories, classifications, levels, subsidiaries, or any other means of classification.

Employees on a non-regulated, unpaid leave without benefits on the actual date of bonus payment distributions are not considered active employees and are therefore ineligible. Employees in sales commissionable positions, Employees participating in other special incentive plans, and Employees covered by a collective bargaining agreement, are ineligible. Independent contractors, interns, and any individuals in other non-employee classifications at the Company are ineligible to participate in the Program.

5. DETERMINATION OF BONUS AWARD OPPORTUNITIES:

The determination of bonus award opportunities for Participants will be generally accomplished as follows, subject to any changes or revisions to such determination protocol in the sole discretion of the Committee: (1) An Initial Bonus Pool will be calculated by the Committee based on achievement or non-achievement of the Performance Criteria; (2) The amount of the Initial Bonus Pool will be reviewed by the Committee and may be reduced or eliminated or increased by application of the Discretionary Adjustment Factor to arrive at a Final Bonus Pool Amount, if any, notwithstanding the fact that any considered goals and objectives may or may not have been achieved; and (3) If the Committee determines there will be a Final Bonus Pool Amount for the program period under consideration, the Committee or its designee will then determine the bonus amounts, if any, individual Participants may be paid.

An individual Participant will therefore have the potential to be provided with a preliminary target bonus opportunity, which would then be subject to a discretionary adjustment multiplier of between 0% and any such percentage amount as the Committee may determine is appropriate, which will be dependent upon various objective and subjective factors, including the extent to which any pertinent performance goals for the individual Participant are deemed to have been achieved.

In determining the potential reduction, increase or elimination of the Initial Bonus Pool or Participant bonus amounts, the Committee may consider any factors, objective or subjective, it deems prudent, necessary or appropriate. For example, without exclusion or limitation, the Committee may consider any events or changes in events (past, present or future), accounting practices or applicable law, general macro-economic or market factors, extraordinary gains or losses, discontinued operations, restructuring costs, sales or dispositions of assets and acquisitions, individual work performance criteria, the Company’s OIBDA, free cash flow, cash flows, net income, pre-tax income, net revenue,

EBITDA, operating income, diluted earnings per share, earnings per share, gross margin, return on sales, return on equity, return on investment, cost reductions or savings, operational funding requirements, appreciation in Company stock value, the Company’s liquidity position, stock value and business prospects, and any other performance results and productivity measures applicable to individual Participants.

6. PAYMENT – FORM, TIMING AND DEFERRAL:

Payment of any bonus awards to Participants may be made in the form of cash, stock, and/or other form of award, or combinations thereof, in whole or in part, and with any such restrictions, limitations, and/or conditions as the Committee may determine and impose. If permissible under applicable law and regulations, certain Participants may also be provided with an election to purchase Company stock utilizing a pre-determined portion of the amount, if any, of the Employee’s final bonus award. To the extent that stock or stock options payment is utilized, the Committee reserves the right to determine the value and timing of the stock shares or stock options awarded and any related or required vesting requirements in any manner it deems necessary or appropriate in its sole discretion.

The Committee also, at any time, either prior to, or at, the time of granting any bonus awards, or by subsequent amendment thereto, may require, permit, or approve the deferral or installment payments over time of any bonus award payments or under the Program, in whole or in part, and under such rules and procedures as the Committee may establish. The length of time of deferral or installments will be determined at the sole discretion of the Committee.

7. 2010 CORPORATE PERFORMANCE CRITERIA

(Subject to the Discretionary Adjustment Factor)

The Performance Criteria used to determine the level of the Initial Bonus Award Pool, if any, which is always subject to the Discretionary Adjustment Factor, shall be the amount as determined in accordance with Appendix I attached hereto.

8. CALCULATION OF INITIAL BONUS POOL:

(Subject to the Discretionary Adjustment Factor)

The following Calculation for Target Bonus Opportunity Percentages is merely illustrative in nature, and may not reflect any other form or percentages or calculation that the Committee may instead or in addition choose to consider or apply. There is no obligation imposed on the Committee for uniformity of treatment of Participants under the Program.

A. Target Bonus Opportunity Percentages:

The Initial Bonus Pool may be calculated based on an annual bonus target percent, expressed as a percent of base pay, for each eligible employee. The annual bonus target percents may vary by Band Level as follows:

Band Level	Target
01	10%
02	10%
03	15%
04	20%
05	30%
06	35%
07 and Above	As individually determined by the Committee

The level or “band” for each job may be determined based on a combination of market data and internal equity comparisons. The bands help ensure that we are appropriately positioning each job relative to how the job is paid in the marketplace.

B. Prorating Target Bonus Calculations Based on Changes during the Performance/Calendar Year:

Annual bonus target amounts are calculated based on the annual bonus target percentage and the employee’s eligible salary. Bonus target amounts are prorated in accordance with the Applicable Country-Specific Addendum to reflect changes in eligibility, salary, band level, status and number of months worked in the plan year. Once prorated target bonus amounts are calculated, the actual bonus pool amount is determined based on the factors described above, including the Committee’s discretion.

9. OTHER TERMS AND PROVISIONS:

No Contract: This Program document, other supporting documents concerning the Program (including the Country-Specific Addenda), and the adoption, administration or maintenance of the Program are not a contract and shall not be deemed or construed to be a contract or other form of legally binding agreement between the Company and any Employee, Participant or other person or group, nor should the Program otherwise be regarded as being consideration for the employment of any person.

Tax Withholdings: The Company will withhold from any amounts payable under the Program all federal, state, foreign, city and local taxes as shall be legally required.

No Additional Participant Rights: No Employee or Participant shall have any claim or entitlement to be paid a bonus or any form of award under the Program. The payment of a bonus or other form of award to an Employee or Participant (either individually or as a group) in a plan period shall not be construed as giving such Employee or Participant an entitlement to a bonus or other form of award or such in any subsequent plan period or periods. Neither the status of being an Employee or a Participant, nor being any beneficiary of either, shall be construed as a Company commitment that any bonus amount or award will be payable under the Program.

Employment at Will: The selection of an Employee for participation in the Program, and the payment of a bonus or other award under the Program, will not be construed as giving such an Employee or Participant the right to be retained in the employ of the Company. The Company expressly reserves the right at any time to terminate the employment of any Employee or Participant free from any liability under the Program.

Governing Law: Except to the extent superseded by the laws of the jurisdiction in which the applicable employee is employed, the validity, construction, and effect of the Program and any matters or disputes relating to the Program, shall be determined in accordance with the laws of the State of New York, without regard to principles of conflict of law.

Severability: In the event that any provision of the Program shall be held or found to be illegal or invalid by any presiding Court or tribunal of proper jurisdiction, for any reason, such illegal or invalid provisions shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if such provisions had never been contained in the Plan.

Confidentiality: This Program Document and the Country-Specific Addenda, and the information contained herein and therein, is for employee use only and should not be shared with any non-employee or other third party.